                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                             (Amendment No. _____)*

                      MILLSTREAM II ACQUISITION CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   601317 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ]       Rule 13d-1(b)
  [ ]       Rule 13d-1(c)
  [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.   12513Q 10 7               13G         PAGE 2 OF 6 PAGES
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--------- ----------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Spector Family Trust
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)    (a) [ ]
                               (b) [ ]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Pennsylvania
--------- ----------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                           397,142 Shares
NUMBER OF                  ------ ----------------------------------------------
SHARES                     6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                   0
EACH                       ------ ----------------------------------------------
REPORTING                  7      SOLE DISPOSITIVE POWER
PERSON
WITH                                       397,142 Shares
                           ------ ----------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           0
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   397,142 Shares
--------- ----------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)     [ ]

--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   7.1%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   OO
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                --------------------------------
CUSIP NO.   12513Q 10 7                           PAGE 3 OF 6 PAGES
--------------------------------                --------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  Millstream II Acquisition Corporation ("Issuer")
                  --------------------------------------------------------------

ITEM 1(B.)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  435 Devon Park Drive, Building 400, Wayne, Pennsylvania 19087
                  --------------------------------------------------------------

ITEM 2(A).        NAME OF PERSONS FILING:

                  Spector Family Trust ("Trust")
                  --------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal business address of the Trust is 435 Devon Park
                  --------------------------------------------------------------
                  Drive, Building 400, Wayne, Pennsylvania 19087
                  ----------------------------------------------

ITEM 2(C).        CITIZENSHIP:

                  The Trust is a trust organized under the laws of Pennsylvania
                  --------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0001 per share
                  --------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  601317 10 0
                  --------------------------------------------------------------

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
                  OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]     Broker or dealer registered under Section 15 of the
                  Exchange Act;
     (b)  [ ]     Bank as defined in Section 3(a)(6) of the Exchange Act;
     (c)  [ ]     Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;
     (d)  [ ]     Investment company registered under Section 8 of the
                  Investment Company Act;
     (e)  [ ]     An investment adviser in accordance with Rule 13d-1(b)(ii)(E);
     (f)  [ ]     An employee benefit plan or endowment fund in accordance
                  with Rule 13d-1(b)(1)(ii)(F);
     (g)  [ ]     A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G)
     (h)  [ ]     A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
     (i)  [ ]     A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;
     (j)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP NO. 60131710 10 0               13G         PAGE 4 OF 6 PAGES
--------------------------------                --------------------------------

ITEM 4.      OWNERSHIP

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:
                   The Trust beneficially owns 397,142 shares of common stock.

        (b) Percent of Class:
                   7.1%

(c)          Number of shares as to which such person has:
            (i)    Sole power to vote or to direct the vote:
                   397,142 shares of common stock

             (ii)  Shared power to vote or to direct the vote:
                   0 shares of common stock

             (iii) Sole power to dispose or to direct the disposition of:
                   397,142 shares of common stock

             (iv)  Shared power to dispose or to direct the disposition of:
                   0 shares of common stock

        Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following: |_|

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             None.

ITEM 7.      IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH
             ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY OR CONTROL PERSON.

             None.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             None.

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CUSIP NO. 60131710 10 0               13G         PAGE 5 OF 6 PAGES
--------------------------------                --------------------------------

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             None.

ITEM 10.     CERTIFICATIONS.

             None.

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CUSIP NO. 60131710 10 0               13G         PAGE 6 OF 6 PAGES
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                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2005

                                                     SPECTOR FAMILY TRUST

                                                 By:  /s/ Jeremy Spector
                                                     -------------------
                                                     Name:  Jeremy Spector
                                                     Title: Trustee